TOO GOURMET, INC. CHANGES NAME, TRADING SYMBOL, AND CUSIP
                           NUMBER

Irvine, California November 18, 2003: Global Life Sciences, Inc.,-OTC: GBLS (formerly known as Too Gourmet, Inc. (TGOU) today announced that it has changed its name to "Global Life Sciences, Inc." in connection with its acquisition of Internationale Fachklinik, a German medical laboratory and service provider.
The name change is effective Tuesday, November 18, 2003. In addition, the company announced that, effective at the opening of the markets on Wednesday, November 19, 2003, the company's new trading symbol is "GBLS" and its new Cusip number is "379374 10 1."

About Global Life Sciences, Inc.:

Global Life Sciences, Inc. owns and operates a medical laboratory specializing in the research, analysis, and in vitro diagnosis of live biopsy tissue samples for allergic, immunological, and environmentally related disorders. In order to improve the quality of test results, Prof. Reimann, the company's Chairman, Chief Executive Officer and President, developed and patented a unique device known as a "Tabox", which enables the precise analysis of the effects of allergens and toxins on the human body in an in vitro environment.

Currently, the company operates a total of 28 inter-clinic Tabox systems as proprietary devices, which are available to practitioners, clinics and other medical customers on a fee-for-service basis. The company anticipates the production and use of up to 100 Tabox systems by its medical customers by the end of the third quarter 2004. In addition, new labs, research facilities and integrated out-patient clinics are currently projected to be established in Zurich (Switzerland) and Berlin (Germany) during 2004 and 2005.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Too Gourmet, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.


Investor Contact:
Global Life Sciences, Inc.
Attention:  c/o  R. Katz
Phone:  949-223-7103


Business Contact:
Global Life Sciences, Inc.
Attention:  Prof. Dr. Reimann
Fax:  +49-4503-707532